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                                                                      Exhibit 11
                                                                      ----------

                        CENTOCOR, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                                (IN THOUSANDS)

Computation of Earnings (Loss) Per Common Share

   For the Years ended December 31,                                  1996         1995         1994
                                                                  ----------   ----------   ----------
   EARNINGS (LOSS)

        Loss from continuing operations before
          extraordinary gain, special charges and litigation       ($13,468)    ($51,740)    ($63,449)
        Net gain on extinguishment of debt                              705            -            -
        Special charges                                                   -       (1,642)     (61,934)
        Litigation settlement                                             -       (3,750)      (1,275)
                                                                  ----------   ----------   ----------

        Net loss available to common stock                         ($12,763)    ($57,132)   ($126,658)
                                                                  ==========   ==========   ==========
   SHARES

        Weighted average number of common shares outstanding         66,475       58,207       49,597
                                                                  ==========   ==========   ==========

   PRIMARY EARNINGS (LOSS) PER COMMON SHARE:

        Loss from continuing operations before
          extraordinary gain, special charges and litigation         ($0.20)      ($0.89)      ($1.28)
        Net gain on extinguishment of debt                             0.01            -            -
        Special charges                                                   -        (0.03)       (1.24)
        Litigation settlement                                             -        (0.06)       (0.03)
                                                                  ----------   ----------   ----------

        NET LOSS                                                     ($0.19)      ($0.98)      ($2.55)
                                                                  ==========   ==========   ==========

      The computation of earnings or loss per share in each period is based on the weighted average number of common shares outstanding. When dilutive, stock options and warrants are included as share equivalents using the treasury stock method.